Exhibit (k)(1)

Transfer Agency and Service Agreement

Between

Ivy High Income Opportunities Fund

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AGREEMENT effective as of the 28th day of May, 2013 by and between Ivy High Income Opportunities Fund, a Delaware statutory trust, having its principal office and place of business at 6300 Lamar Avenue, Overland Park, KS 66202 (“Fund”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, “Transfer Agent” or individually, “Computershare” and “Trust Company “, respectively).

WHEREAS, Fund desires to appoint Trust Company as sole transfer agent and registrar, and Computershare as processor of all payments received or made by Fund under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

1.4 “Share” means Fund’s common shares of beneficial interest, par value $0.001 per share, authorized by Fund’s Agreement and Declaration of Trust, and other classes of Fund’s shares to be designated by Fund in writing and which Transfer Agent agrees to service under this Agreement.

1.5 “Shareholder” means a holder of record of Shares.

1.6 “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments . Fund hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Fund under this Agreement, and Trust Company and Computershare accept the respective appointments. Transfer Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Fund.

2.2 Documents . In connection with the appointments herein, Fund has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Trustees of Fund, with a certificate of the Secretary of Fund as to such approval;

(c)	Specimens of the signatures of the officers of Fund authorized to sign Share certificates (if applicable) and authorized to sign written instructions and requests;

(d)	An opinion of counsel for Fund addressed to both Trust Company and Computershare with respect to the following:

(i)	Fund’s organization and existence under the laws of its state of organization;

(ii)	The status of all Shares of Fund covered by the appointment under the Securities Act of 1933, as amended (“1933 Act”), and any other applicable federal or state statute; and

(iii)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable; and

(e)	A certificate of Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Fund or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records relating to the Services, in the form and manner consistent with commercially reasonable industry standards. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Fund and will be preserved, maintained and made available in accordance with the requirements of law, and will be surrendered promptly to Fund in accordance with its request.

2.4 Cooperation in Compliance with Rule 38a-1 under the Investment Company Act of 1940. Transfer Agent agrees that it will provide reasonable assistance to and cooperate with the Fund and its agents and representatives in connection with the Fund’s efforts to comply with Rule 38a-1 under the Investment Company Act of 1940. Transfer Agent agrees to provide (a) from time to time, and not less than once per year, a detailed summary of Transfer Agent’s compliance policies and procedures and an accompanying certification certifying the Transfer Agent’s compliance with its policies and procedures; (b) a SSAE 16, AT 101 or similar report, conducted for Transfer Agent determining the adequacy and effectiveness of Transfer Agent’s compliance policies and procedures; (c) prompt responses to reasonable requests made by Fund and its agents and representatives for information regarding Transfer Agent’s compliance policies and procedures or for information related to the performance by Company of due diligence required by Rule 38a-1; and (d) appropriate interfaces with Fund and its agents and representatives to promote the efficient exchange of information with respect to Transfer Agent’s compliance policies and procedures. Transfer Agent agrees that it will timely notify Fund in the event that Transfer Agent becomes aware of any material inadequacy in its internal controls, policies and procedures.

2.5 Shares. Fund shall, if applicable, inform Transfer Agent as soon as possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share certificate of any legend restricting the transfer of such Shares, or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to option and the details of such reservation; (v) any Share split or Share dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Fund affecting the enforcement of creditors’ rights.

2.6 Certificates. Upon request from Transfer Agent, and if applicable, Fund shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.7 Fund Responsibility. Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Services set forth in the Fee and Service Schedule ( “Fee and Service Schedule”) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. If applicable, Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Fund harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Transfer Agent may, at its sole option, accept indemnification from Fund to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.

3.3 Internet Services. Transfer Agent shall make available to Fund and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services was is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4 Proprietary Information. Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitutes copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Fund agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 10 of this Agreement. Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Transfer Agent may obtain certain data included in the Services from third parties, and such third parties are solely responsible for the contents of such data and Fund agrees to make no claim against Transfer Agent arising out of the contents of such data, including, but not limited to, the accuracy thereof.

3.6 Lost Shareholders; In-Depth Shareholder Search.

(a) Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended ( “Exchange Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b) Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c) Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that they may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Fund selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

(d) Pursuant to Section 8.2 hereof, the Fund hereby authorizes and instructs Computershare to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program.

3.7 Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.8 Compliance with Office of Foreign Asset Control (“OFAC”) Regulations. Transfer Agent shall ensure compliance with applicable OFAC laws and regulations promulgated thereunder.

4. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

4.1 Declaration of Dividends. Upon receipt of written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Fund declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that Fund furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Fund to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

4.2 Stop Payments. Fund hereby authorizes Computershare to stop payment of checks issued in payment of dividends or for sales proceeds, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Fund shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

4.3 Tax Withholding. Fund hereby authorizes Computershare to deduct from all dividends declared by Fund and disbursed by Computershare, as dividend disbursing agent, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax in connection therewith. Upon reasonable request, Computershare shall provide Fund with evidence and supporting documentation of all such tax withholding.

4.4 Bank Accounts. Fund acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

5. ADDITIONAL SERVICES.

To the extent that Fund elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional services (e.g., plans, restricted stock, corporate actions, etc.), Fund shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

6. FEES AND EXPENSES.

6.1 Fee and Service Schedules. Fund agrees to pay Transfer Agent the fees for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the initial term of the Agreement (the “Initial Term”). In addition to such fees, Fund agrees to reimburse Transfer Agent for reasonable out-of-pocket expenses incurred by Transfer Agent as stated in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

6.2 Out of Proof Funds. If applicable, conversion funding required by any out of proof condition caused by a prior agent of Fund shall be advanced to Transfer Agent upon discovery of such out of proof condition.

6.3 Invoices. Fund agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Fund must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Fund shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

6.4 Late Payments.

(a)	If any undisputed amount in an invoice of Transfer Agent (for fees or reimbursable expenses) is not paid within 45 days after receipt of such invoice, Transfer Agent may charge Fund interest thereon (from the due date to the date of payment) at a monthly rate equal to one percent (1.0%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by Fund to (i) pay the undisputed portion of an invoice within 90 days after receipt of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach pursuant to Section 11.4 below. Upon thirty (30) days prior notice, Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Fund any opportunity to cure such breach.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Transfer Agent. Transfer Agent represents and warrants to Fund that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

(c)	Duly Registered. Transfer Agent is at the date of the execution of this Agreement, and will remain during the entire term of the Agreement, a duly registered transfer agent under the Exchange Act.

(d)	Compliance with Obligations. Transfer Agent will comply with all of its obligations as a transfer agent under the Exchange Act, and the rules and regulations thereunder.

(e)	Facilities. Transfer Agent has, and will continue to have access to, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7.2 Fund. Fund represents and warrants to Transfer Agent that:

(a)	Governance. It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Fund has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Fund is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fund, (iii) Fund’s incorporation documents or by-laws, (iv) any material agreement to which Fund is a party, or (v) any applicable stock exchange rules; and

(c)	Securities Act of 1933. A registration statement under the 1933 Act has been filed and is currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Fund will immediately notify Transfer Agent of any information to the contrary.

8. INDEMNIFICATION AND LIMITATION OF LIABILITY.

8.1 Fund Indemnity. Fund shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, reasonable counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a)	all actions of Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement provided such actions are taken in good faith and without negligence or willful misconduct;

(b)	Fund’s lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of Fund hereunder;

(c)	The reliance on or use by Transfer Agent or its agents or subcontractors of any (i) information, records, data, and documents which have been prepared and/or maintained by Fund or any other person or firm on behalf of Fund, including any former transfer agent or registrar, and provided to Transfer Agent or its agents or subcontractors; (ii) document reasonably believed to be genuine and to have been signed by the proper person or persons, including Shareholders and their authorized agents or representatives (e.g., power of attorney); and (iii) electronic instructions from Fund or Shareholders and their authorized agents or representatives (e.g., power of attorney) submitted through Internet Services or any other electronic means pursuant to security procedures established by Transfer Agent;

(d)	The negotiation and processing of all checks, including checks that are tendered to Transfer Agent for the purchase of Shares; and

(e)	The recognition, acceptance, or processing by Transfer Agent of Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of officers of Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

8.2 Instructions. From time to time, authorized representatives of the Fund may provide Transfer Agent with instructions concerning the Services. In addition, at any time Transfer Agent may apply to any officer of Fund for instruction, and may consult with legal counsel for Transfer Agent or Fund with respect to any matter arising in connection with the Services to be performed by the Transfer Agent under this Agreement. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Fund for any action taken or omitted by Transfer Agent in reliance upon such authorized representatives’ instructions. Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Fund.

8.3 Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold Fund harmless from and against any and all Losses arising out of or attributable to Transfer

Agent’s or Transfer Agent’s agents’: (a) refusal or failure to comply with the terms of this Agreement, (b) negligence or willful misconduct, or (c) breach of any representation or warranty hereunder, in each case for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that excluding Transfer Agent’s bad faith and willful misconduct Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Fund to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Transfer Agent is being sought.

8.4 Notice. In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

9. DAMAGES.

No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

10. CONFIDENTIALITY.

10.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

10.2. Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 10.

10.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order; provided, that each party shall provide the other party with notice, if permitted, prior to making any such disclosure.

10.4 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 10, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

10.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 10.

11. TERM AND TERMINATION.

11.1 Term. The Initial Term of this Agreement shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 11. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

11.2 Early Termination. Notwithstanding anything herein to the contrary, should Fund terminate this Agreement prior to the expiration of the then current Initial or Renewal Term, for any reason, including but not limited to, its liquidation, acquisition, merger or restructuring, Fund shall pay to Transfer Agent (a) the fees and expenses incurred as of the termination date, (b) additional fees accelerated through the end of, and including all months that would have remained in, the Initial Term or Renewal Term in effect at the time of termination, up to a maximum of six months, and (c) conversion costs and expenses in accordance with Section 11.3 of this Agreement. The fees set forth in Section 11.2(b) will be calculated using the rates, volumes, and Services in effect as of the termination date. If Fund does not provide notice of early termination within the time period referenced in Section 11.1 of this Agreement, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert the Fund’s records on the date requested by Fund. This Section 11.2 shall not apply if Transfer Agent is terminated pursuant to Section 11.4 of this Agreement.

11.3 Costs and Epenses. In the event of the expiration or termination of this Agreement by either party, Fund agrees to pay all costs and expenses associated with the movement of records, materials, and services to Fund or the successor agent, including (a) all reasonable out-of-pocket costs and (b) a conversion fee of $2,500.00 for the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by Fund, the fee for each extended conversion service will be $2,500.00.

11.4 Termination. This Agreement may be terminated at any time by any party upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by one of the other parties.

11.5 Records. Upon receipt of written notice of termination, the parties will use commercially practicable efforts to effect an orderly termination of this Agreement. Without limiting the foregoing, Transfer Agent will deliver promptly to Fund in machine readable form or media as reasonably requested by Fund, all Shareholder Data and all other records, files and data supplied to or compiled by Transfer Agent, on behalf of Fund.

12. ASSIGNMENT.

Neither this Agreement nor any rights or obligations hereunder may be assigned by Fund or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of, but with thirty (30) days prior written notice to Fund, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Exchange Act.

13. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

13.1 Subcontractors. Transfer Agent may, without further consent of Fund, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions. Transfer Agent shall provide Fund each year, upon request, and otherwise upon reasonable request, with a list of its unaffiliated subcontractors who have access to Shareholder Data.

13.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 13.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

14. MISCELLANEOUS.

14.1 Notices. Any notice or communication by Transfer Agent or Fund to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Fund:	Ivy High Income Opportunities Fund
6300 Lamar Avenue
Overland Park, KS 66202
Attn: General Counsel

If to Transfer Agent:	Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: General Counsel

14.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

14.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Fund or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

14.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Trustees of Fund.

14.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.6 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

14.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

14.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Fund and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

14.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

14.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

14.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

14.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

14.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

14.15 Insurance. Transfer Agent agrees that during the term of this Agreement Transfer Agent shall comply with the insurance requirements set forth on Schedule B, which is attached hereto and incorporated herein by reference. The amounts, coverage or types of insurance shown in Schedule B do not limit Transfer Agent’s liability nor relieve Transfer Agent of all obligations under this Agreement. Fund makes no representation as to the adequacy of the insurance coverages and limits shown in Schedule B. Transfer Agent shall obtain any additional insurance which Transfer Agent deems appropriate to protect Transfer Agent.

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Exhibit A

Standard and Extended Conversion Services

Termination Phase	Standard Services. $2,500.00 Fee Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable

•       Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed

•       Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts)

•       Test separate exchange lists for each class

•       Test certificate stop list

•       Test certificate legend list

•       Test RPO accounts

•       Test full transactions lists

•       Test ACH debit list including plan shares and reinvestment code

•       Test ACH credit list and secondary address list

Final Conversion Services

•      Full audit extracts

•      Full registered list opened and closed

•      Certificate stop list

•      Certificate legend list

•      RPO accounts

•      End of year tax report*

•      Parallel processing for up to 4 days

•      Communications with new agent as applicable

•       Separate exchange lists for each class

•       Full transactions list

•       ACH Debit including plan shares and reinvestment code*

•       ACH Credit list and secondary address list*

•       1099D detailed report*

•       1042S detailed report*

•       Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence statement • 3 months post conversion • Check extract files • Check reports • Check reports and extracts to CDs • Communications with new agent as applicable	• Not applicable

*	Not applicable to terminations for non-dividend payers.

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SCHEDULE B - INSURANCE REQUIREMENTS

During the term of the Agreement to which this Schedule is attached, Transfer Agent shall maintain the following insurance coverages:

a)	Worker’s Compensation – Statutory Limits,

Employer’s Liability:	- $1,000,000 Per Accident
- $1,000,000 Disease each Employee
- $1,000,000 Disease Policy Limit

b)	Commercial General Liability (including Premises/Operation, Independent Contractor’s Protective, Products and Completed Operations, Contractual Liability, Personal Injury and Property Damage) with combined single limits of not less than One Million Dollars ($1,000,000.00) per occurrence and in aggregate.

c)	Business Automobile Liability insurance with a limit of not less than $1,000,000 each accident and in aggregate. Such insurance shall include coverage for owned, hired and non-owned automobiles.

d)	Umbrella / Excess Liability Insurance covering the excess over the limits specified for all employers liability, commercial general liability, and business automobile liability coverages noted in a), b), and c) above with minimum limits of $5,000,000 each occurrence and aggregate on an occurrence form.

e)	Professional Indemnity/Liability Insurance (Errors & Omissions Coverage) in an amount not less than $5,000,000 per claim/$5,000,000 aggregate. Such insurance will be renewed so as to provide continuous coverage during the term of this Agreement and if commercially reasonable for a period of at least twenty four (24) months following the completion of Services .

f)	Employee Dishonesty Coverage (Fidelity Bond) or Crime Insurance in an amount not less than $1,000,000 per claim and in aggregate

g)	OTHER REQUIREMENTS:

1.	The Transfer Agent will be required to furnish a certificate of insurance to Fund at the time the Agreement is signed. In addition, the Transfer Agent is required to furnish a new certificate of insurance annually when the coverages renew. This certificate should be sent to:

Patty Jones

Waddell & Reed

6300 Lamar Avenue

Overland Park, KS 66202

Tel #913-236-1706

2.	Should any of the insurance policies be canceled or coverage materially changed, the Transfer Agent shall provide thirty (30) days prior written notice of such material change or cancellation to Fund.

3.	Where permitted the policies listed in a, b, c and d above shall provide a waiver of subrogation in favor of Fund.

4.	Transfer Agent is liable for all claims within the deductible and/or self insured retention levels.

5.	Coverage will be primary with respect to any insurance or self-insurance programs maintained by Fund.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		Ivy High Income Opportunities Fund

By:	/s/ Dennis V. Moccia	By:	/s/ Henry J. Herrmann
Name:	Dennis V. Moccia	Name:	Henry J. Herrmann
Title:	Manager, Contract Administration	Title:	President

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]